Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lennox International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	Debt Securities	457(r)	(1)	(1)	(1)	(2)	(2)

Other	Guarantees of Debt Securities (3)	457(r)	(1)	(1)	(1)	(2)	(2)

Equity	Common Stock, $0.01 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)

Equity	Preferred Stock, $0.01 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)

Other	Warrants	457(r)	(1)	(1)	(1)	(2)	(2)

Other	Depository Shares	457(r)	(1)	(1)	(1)	(2)	(2)

Other	Units	457(r)	(1)	(1)	(1)	(2)	(2)

Total Offering Amounts					N/A

Total Fees Previously Paid							N/A

Total Fee Offsets							N/A

Net Fee Due							N/A

(1)

There is being registered hereunder such indeterminate number or amount of debt securities, guarantees of debt securities, common stock, preferred stock, warrants, depositary shares and units of Lennox International Inc. as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions.

(2)

In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of the registration fee required in connection with this Registration Statement.

(3)

No separate consideration will be received for the guarantees of the debt securities being registered. In accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.